Exhibit 8.2

November 12, 2021

Imperial Petroleum Inc.

331 Kifissias Avenue

Erithrea 14561

Athens, Greece

Re:	Imperial Petroleum Inc. - Registration Statement on Form F-1

Ladies and Gentlemen:

We have acted as U.S. tax counsel to Imperial Petroleum Inc., a Marshall Islands corporation (the “Company”), in connection with the spinoff (the “Spin-Off”) and registration under the Securities Act of 1933, as amended (the “Act”), of the 4,775,272 shares of common stock, par value $0.01, of the Company (the “Common Stock”), and 795,878 shares of 8.75% Series A Cumulative Redeemable Perpetual Preferred Stock, par value $0.01, of the Company (the “Series A Preferred Stock”), pursuant to the Company’s Registration Statement on Form F-1 (Registration No. 333-260829), filed with the U.S. Securities and Exchange Commission (the “Commission”) on November 5, 2021, as thereafter amended or supplemented (the “Registration Statement”), and the prospectus (the “Prospectus”) included therein.

In rendering our opinion, we have considered the applicable provisions of the Internal Revenue Code of 1986, as amended (the “Code”), regulations promulgated thereunder by the U.S. Department of Treasury (the “Regulations”), pertinent judicial authorities, rulings of the Internal Revenue Service and such other authorities as we have considered relevant, in each case as in effect on the date hereof. It should be noted that the Code, Regulations, judicial decisions, administrative interpretations and other authorities are subject to change at any time, possibly with retroactive effect. A material change in any of the materials or authorities upon which our opinion is based could affect the conclusions set forth herein. There can be no assurance, moreover, that any opinion expressed herein will be accepted by the Internal Revenue Service, or if challenged, by a court.

Based upon the foregoing, although the discussion in the Registration Statement under the heading “Tax Considerations—United States Federal Income Taxation of U.S. Holders” does not purport to discuss all possible U.S. federal income tax consequences of the receipt in the Spin-Off distribution and ownership and disposition of the Company’s Common Stock and Series A Preferred Stock, we hereby confirm that the statements of U.S. federal income tax law (including the qualifications thereto) under such heading represent our opinion of the material U.S. federal income tax consequences of the receipt in the Spin-Off distribution and ownership and disposition of the Company’s Common Stock and Series A Preferred Stock, subject to certain assumptions expressly described in the Registration Statement under the headings “Tax Considerations—Material United States Federal Income Tax” and “Tax Considerations—United States Federal Income Taxation of U.S. Holders”.

We express no other opinion, except as set forth above. We disclaim any undertaking to advise you of any subsequent changes in the facts stated or assumed herein or subsequent changes in applicable law. Any changes in the facts set forth or assumed herein may affect the conclusions stated herein.

MORGAN, LEWIS & BOCKIUS LLP

101 Park Avenue New York, NY 10178-0060	+1.212.309.6000
United States	+1.212.309.6001

We hereby consent to the filing of this opinion with the Commission as Exhibit 8.2 to the Registration Statement. We also consent to the reference to our firm under the caption “Legal Matters” in the prospectus forming part of the Registration Statement. In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission.

We are admitted to practice in the State of New York, and we express no opinion as to matters governed by any laws other than the Federal laws of the United States of America.

Very truly yours,

/s/ Morgan, Lewis & Bockius LLP